Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Emerald Expositions Events, Inc. (formerly known as Expo Event Holdco, Inc.) of our report dated March 9, 2017 except for the effects of the stock split discussed in Note 10 to the consolidated financial statements, as to which the date is April 10, 2017, relating to the financial statements, and financial statement schedules, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Irvine, CA
April 17, 2017